SCIENCE 37 HOLDINGS, INC.
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
A. OVERVIEW
In accordance with the applicable rules of The Nasdaq Stock Market (the “Nasdaq Rules”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10D-1 promulgated thereunder (“Rule 10D-1”), the Board of Directors (the “Board”) of Science 37 Holdings, Inc. (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section J, below.
B. RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
(1) In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with Nasdaq Rules and Rule 10D-1 as follows:

(i) After an Accounting Restatement, the Compensation Committee (composed entirely of independent directors) (the “Committee”) shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.
(a) For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:
i.The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and
ii.The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the Nasdaq.
(ii)  The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section B(2) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
(iii)  To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
(iv)  To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
(2) Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section B(1) above if the Committee (which, as specified above, is composed entirely of independent directors or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that recovery would be impracticable and any of the following two conditions are met:
(i) The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, documented such attempt(s) and provided such documentation to the Nasdaq; or
(ii)  Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section

401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
C. DISCLOSURE REQUIREMENTS

The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules.
D. PROHIBITION OF INDEMNIFICATION
The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).
By signing the Acknowledgement Form, each Executive Officer irrevocably agrees never to institute any claim against the Company or any affiliate, knowingly and voluntarily waives the Executive Officer’s ability, if any, to bring any such claim, and releases the Company and any affiliate from any such claim, for indemnification with respect to any expenses (including attorneys’ fees), judgments or amounts of compensation repaid or forfeited by the Executive Officer in connection with the application or enforcement of this Policy; and if, notwithstanding the foregoing, any such claim for indemnification is allowed by a court of competent jurisdiction, then the Executive Officer shall be deemed irrevocably to have agreed not to pursue such claim and hereby agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
E. ADMINISTRATION AND INTERPRETATION
This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals.
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with Nasdaq Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or Nasdaq promulgated or issued in connection therewith.
F. AMENDMENT; TERMINATION
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section F to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq rule.
G. OTHER RECOVERY RIGHTS
This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or Nasdaq, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. The Committee shall require each Executive Officer serving as such from time to time to sign and return to the Company Acknowledgement Form, pursuant to which the Executive Officer will affirmatively agree to be bound by, and to comply with, the terms and conditions of this Policy. Further, any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.
H. GOVERNING LAW; EXCLUSIVE FORUM
To the extent not preempted by federal law, this Policy shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles. Notwithstanding any dispute resolution policy maintained by the Company or any subsidiary to the contrary, any action directly or indirectly arising out of or related to this Policy may be brought only in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the

District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”). Solely with respect to any such action, the Company and each Executive Officer (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Notwithstanding the existence of any other dispute between the Company and an Executive Officer, the governing law and choice of forum for any action directly or indirectly arising out of or related to this Policy shall be governed exclusively by the terms of this Policy, and to the extent necessary to comply with this Policy, any action directly or indirectly arising out of or related to this Policy shall be severed from any other dispute between the Company and an Executive Officer. For avoidance of doubt, no action directly or indirectly arising out of or related to this Policy may be brought in any forum other than the Chosen Courts.
I. SEVERABILITY
If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
J. DEFINITIONS
For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(1) “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
(2) “Acknowledgement Form” means an Attestation and Acknowledgement of Policy for the Recovery of Erroneously Awarded Compensation in the form attached hereto as Exhibit A (or in such other form as may be prescribed by the Committee from time to time).
(3) “Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by an Executive Officer (i) on or after October 2, 2023, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period (as defined below).
(4) “Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.15
(5) “Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(6) “Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).
(7) “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting

Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(8) “Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(9) Nasdaq” means The Nasdaq Stock Market.
(10) “Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.
(11) “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
Adopted by the Board on November 1, 2023.

Exhibit A
ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
By my signature below, I acknowledge and agree that:
•I have received and read the attached Policy for the Recovery of Erroneously Awarded Compensation (this “Policy”).

•I hereby agree to abide by and comply with all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

•I also agree that my obligation to repay any Erroneously Awarded Compensation shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recovery or counterclaim I might otherwise have against the Company. In this regard, I voluntarily, irrevocably and unconditionally waive any objection to, or any claim for damages or loss related to, the Company pursuing any method of recovery of Erroneously Awarded Compensation that is deemed appropriate by the Committee in its sole discretion.

•I further acknowledge and agree that in no event shall any of the terms of the Policy, or any action taken the Company to enforce its rights under the Policy, be deemed to constitute “good reason” for purposes of determining any right I may otherwise have to receive any severance or other benefits under any Company plan, policy, agreement or arrangement in connection with the termination of my employment.

•My execution of this Acknowledgement Form is in consideration of, and is a condition to, my opportunity to participate in, and receive future awards under, any Incentive-based Compensation programs the Company may maintain from time to time; provided, however, that nothing in this Acknowledgement Form or the Policy shall be deemed to obligate the Company to make any specific Incentive-based Compensation awards in the future.
Signature:
Printed Name:
Date: